UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under § 240.14a-12

Faraday Future Intelligent Electric Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

Faraday Future Intelligent Electric Inc. (the “Company”) established the following websites: https://www.ff.com/us/proxy-voting-0306/ and https://www.faradayfuturecn.com/cn/proxy-voting-0306/ to communicate with the Company’s stockholders on matters relating to the Company’s special meeting of stockholders to be held on March 30, 2023.

On March 8, 2023, the Company sent the following email to its employees:

Subject: Need Your Votes for 2nd Special Stockholder Meeting

Dear Futurists,

Thank you for your votes! At the February 28th special meeting of stockholders, we received sufficient votes that were in favor of the increase in authorized shares. However, we have another upcoming special meeting of stockholders on March 30, 2023 to vote on the approval of the recent financing transaction as it involves the issuance of an number of shares that exceeds 19.99% of the shares outstanding.  Your ballots and emails have been sent out and you should have received voting instructions by now.  Please vote NOW to approve the $135 million in financing commitments. If you have any questions regarding to the voting, please refer to our voting guide at http://www.ff.com/vote

Why we need your VOTES on the upcoming Special Meeting of Stockholders:

With the most recent financing commitment of $135 million, the Company has already received a portion of the funds and $10 million is scheduled to be funded in March 2023. However, under applicable Nasdaq rules and regulations, stockholder approval is necessary to complete the financing transaction as it involves the issuance of a number of shares that exceeds 19.99% of the shares currently outstanding. Following such stockholder approval, $55 million will be funded within 5 business days after the Company’s registration statement for the shares underlying the financing transaction becomes effective. The Company and the board recommend that all Faraday Future stockholders as of February 3rd, 2023, VOTE IN FAVOR of such proposals.

Please encourage your colleagues, friends, and whoever holds FFIE stocks to vote as soon as they can. Much appreciated for your help!

The Special Meeting will be held for the purpose of voting upon two proposals:

Proposal 1: Proposal to approve, as is required by the applicable rules and regulations of the Nasdaq Stock Market, transactions involving Tranche C and D notes and warrants of the Company issued or to be issued to FF Simplicity Ventures LLC, Senyun International Limited, Acuitas Capital, LLC, RAAJJ Trading LLC and/or their affiliates as contemplated by Amendment No. 6 to the Securities Purchase Agreement, dated August 14, 2022, as amended on September 23, 2022, September 25, 2022, October 24, 2022, November 8, 2022, December 28, 2022, January 25, 2023, and February 3, 2023, among the Company, FF Simplicity Ventures LLC, and the purchasers party thereto, including the issuance of any shares in excess of 19.99% of the issued and outstanding shares of the Company’s common stock in respect of such notes and warrants (the “Share Issuance Proposal”).

THE BOARD RECOMMENDS VOTING “FOR” THE SHARE ISSUANCE PROPOSAL.

Proposal 2: Proposal to ratify the selection of Mazars USA LLP as the independent registered public accounting firm of the Company for the year ended December 31, 2022 (the “Auditor Ratification Proposal”).

THE BOARD RECOMMENDS VOTING “FOR” THE AUDITOR RATIFICATION PROPOSAL.

Additional information about the special stockholders meeting can be found HERE. Whether or not you plan to attend, your vote is very important. You can vote your shares by internet, telephone, or mail.

Find the voting instruction here:

https://www.ff.com/us/proxy-voting-0306/ (English)

https://www.faradayfuturecn.com/cn/proxy-voting-0306/ (Chinese)

If you have any questions, please contact Capital Markets Department: Mark.Sun@ff.com

Your vote is very important! Please vote your shares today!